EXHIBIT 21.1

OMNI Energy Services Corp’s Subsidiaries

OMNI Energy Services Corp.

Trussco, Inc.

Trussco Properties, L.L.C.

American Helicopters Inc.

OMNI Energy Seismic Services Corp.

OMNI Aviation Corp.

OMNI Labor Corporation

OMNI Properties Corp.

OMNI Energy Services Corp. – Mexico

OMNI Energy Transportation Corp.

Preheat, Inc.

Rig Tools, Inc.

*BMJ Industrial Investments, L.L.C.

*Charles Holston, Inc. (wholly-owned subsidiary of BMJ Industrial Investments, L.L.C.)

OMNI Energia Mexicana

OMNI International Energy Services

American Aviation L.L.C.

OMNI Energy Services – Alaska, Inc.

Hamilton Drill Tech, Inc.

Gulf Coast Resources, Inc.

*Acquired in March 2007